Exhibit 10.22
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made and entered into on August 6, 2008 between Steve VanTassel (“Employee”), a Minnesota resident, and SoftBrands, Inc. (“Company”).
BACKGROUND
A.	Employee is employed by the Company as the Senior Vice President of Hospitality.

B.	In connection with his resignation of employment, the Employee and the Company desire to clarify all matters between them and to supplement the Severance Agreement entered into by the parties on November 10, 2005, as amended.
     NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties agree as follows:
AGREEMENTS
          Mutual Release of Claims. By executing this Agreement the Employee acknowledges that he releases the Company, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, predecessors, successors, and assigns of all claims related to his employment. This Agreement will not be interpreted or construed to limit such Release in any manner. Further, the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of this Release. By executing this Agreement, the Company acknowledges that it releases Employee from any claims it may have against Employee arising from the scope of his employment with the Company prior to the Termination Date. SoftBrands will continue to provide indemnity to Employee after termination, to the fullest extent provided in its bylaws, for any actions taken prior to termination in Employee’s official capacity as an executive of SoftBrands or any of its subsidiary corporations.
     1. Separation from Employment. By executing this Agreement, Employee hereby resigns from employment as an employee of the Company, effective as of December 31, 2008. (“Termination Date”). Prior to the Termination Date, the terms of the Employee’s pay and incentive plan remain in effect, provided, however that notwithstanding anything to the contrary in the Employees incentive plan, after September 30, 2008 Employee shall only be eligible to earn a bonus in the first fiscal quarter (October 1, 2008 through December 31, 2008) and payment of such bonus to Employee shall be in the sole discretion of the Company.
     2. Payments and Consideration. The Company agrees to the conditions set forth below only if the Employee successfully transitions his responsibilities and remains an employee of Company through December 31, 2008 or if the Company terminates Employee without cause prior to December 31, 2008:
1)	Mr. VanTassel will continue to receive his current base salary ($22,083.33 a month) and will remain eligible for all current benefits.

2)	Mr. VanTassel shall be eligible to receive all earned bonuses through the end of September 30, 2008;

3)	The 27,125 SAR’s granted Mr. VanTassel under the 2001 Stock Option Plan that are scheduled to vest in January 2009 will vest as of December 31, 2008;

4)	The 11,125 RSU’s granted Mr. VanTassel under the 2001 Stock Option Plan that are scheduled to vest in January 2009 will vest as of December 31, 2008;

5)	Mr. VanTassel shall have the right to exercise all vested SAR’s and RSU’s through December 31, 2009;

6)	All grants of SAR’s and RSU’s that are scheduled to vest after January 2009 would be cancelled as of December 31, 2008; and

7)	The terms of the Severance Agreement shall continue to apply until the Termination Date, except to the extent modified by this Separation Agreement.
Employee shall be responsible for paying all taxes and other fees and expenses associated with the exercise of stock options. Company shall have the right to withhold amounts for any taxes related to the exercise of stock options.
     3. Non-Disclosure Agreements.
     a. Agreement Not to Disclose Confidential Information. Employee will not, without the prior written consent of the Company, disclose to any person, other than an officer or director of the Company, any trade secrets of the Company or any of the Company’s confidential strategic plans or confidential product development, marketing, or sales plans; provided, however, that notwithstanding the provisions of this subparagraph, Employee will not be prohibited from disclosing any information that, at the time of Employee’s disclosure, is available in the public domain; and provided further, however, that notwithstanding the provisions of this subparagraph, Employee may disclose confidential information if such disclosure is required by law. Employee may disclose historical financial information relevant to Employee’s performance with Company, solely for purposes of obtaining employment.
     b. Scope of Restrictions. The parties intend that, if any court of competent jurisdiction holds that any restriction in this Agreement exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.
     4. Mutual Representations. Employee represents that, during the entire period that he was an employee of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The Company represents that, during the entire period that Employee was an employee of the Company, the Company and its Directors and Officers, acted in good faith and both parties have no reasonable cause to believe that their conduct was unlawful.
     5. Non-Disparagement. Employee will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of their directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Employee.

     6. Claims Involving the Company. Employee will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or any of its directors, officers, employees, or agents, nor will Employee voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company or any of its directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Employee from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal or administrative process, during any legal or administrative proceedings involving the Company or any of their directors, officers, employees, or agents.
     7. No Claims Exist. Employee confirms that no claim, charge, complaint, or action exists in any forum or form. In the event that any such claim, charge, complaint or action is filed subsequent to the Termination Date, Employee shall not be entitled to recover any relief or recovery there from, including costs and attorney’s fees, except that provided for under the indemnification noted in “Mutual Release of Claims” above.
     8. Returning of Records, Documents, and Property. Employee will return the records, correspondence, documents, financial data, plans, computer disks, computer tapes, reports, lap top and other tangible property in her possession or under his control belonging to the Company on December 31, 2008.
     9. Full Compensation. Employee understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Employee for and extinguish any and all of the claims Employee is releasing in the Release, including, but not limited to, her claims for attorneys’ fees and costs, and any and all claims for any type of legal or equitable relief.
     10. No Admission of Wrongdoing. Employee understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Employee. Employee will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.
     11. Enforcement. Employee understands and agrees that in the event Employee violates the terms of this Agreement that the Company may suffer irreparable damages and may be entitled to an injunction to stop Employee from continued violation and such other relief against Employee as may be provided at law or equity.
     12. Authority. Employee represents and warrants that he is competent to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.

     13. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.
     14. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.
     15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     16. Severable. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained in it.
     17. Governing Law. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of Minnesota.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated.

Dated		Employee

SoftBrands, Inc.

By:
Dated		Its:

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